Exhibit 99.1

MICROVISION, INC.

Press Release

FOR IMMEDIATE RELEASE

Microvision closed private placement of $10 million of exchangeable convertible notes

BOTHELL, WA – March 11, 2005 – Microvision, Inc. (NASDAQ: MVIS), a leader in light scanning technologies, today announced that it has completed the sale of $10 million aggregate principal amount of senior secured exchangeable convertible notes and warrants for an aggregate purchase price of $10 million to four institutional investors. The notes are convertible at the option of the holders into shares of Microvision common stock at a fixed conversion price of $6.84 per share or exchangeable into shares of Lumera Corporation common stock owned by Microvision at a fixed exchange price of $5.64 per share. The notes have a term of two years and scheduled repayments of principal over the last six quarters of the term. Interest on the notes will be at an annual rate of between 6% and 8%. Subject to conditions, interest is payable at Microvision’s option in cash or Microvision common stock and principal is payable in cash, Microvision common stock or Lumera common stock. The notes are secured by 1,750,000 shares of Lumera common stock owned by Microvision, which is the maximum number of shares of Lumera common stock transferable upon exchange and/or repayment of the notes. The warrants are exercisable for 462,330 shares of Microvision’s common stock at $6.84 per share through March 11, 2010. The notes and the warrants are subject to anti-dilution adjustment under certain conditions. Further details will be available in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

Microvision has agreed to register the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants for resale under the Securities Act of 1933, as amended. The shares of Lumera common stock issuable upon exchange of the notes will be registered for resale under the Securities Act of 1933, as amended. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.

About Microvision: www.microvision.com.

Headquartered in Bothell, Wash., Microvision, Inc. is the world leader in the development of high-resolution displays and imaging systems based on the company’s proprietary silicon micro-mirror technology. The company’s technology has applications in a broad range of military, medical, industrial, professional and consumer products.